                         OppenheimerFunds, Inc.
                       Two World Financial Center
                           225 Liberty Street
                     New York, New York 10281-1008

November 13, 2007

The Board of Trustees
Oppenheimer Portfolio Series Fixed Income Active Allocation Fund
6803 S. Tucson Way
Centennial, CO  80112-3924

To the Board of Trustees:

      OppenheimerFunds,  Inc.  ("OFI") hereby offers to purchase  10,000
Class A  shares,  100 Class B  shares,  100 Class C shares,  100 Class N shares  and 100 Class Y shares of  Oppenheimer  Portfolio  Series  Fixed
Income Active  Allocation  Fund (the  "Fund"),  at a net asset value per share of $10.00 for each such class, for an aggregate  purchase price of
$104,000.

      In  connection  with  such  purchase,  OFI  represents  that  such purchase  is made for  investment  purposes  by OFI  without any present intention of redeeming or selling such shares.

                              Very truly yours,

                              OppenheimerFunds, Inc.

                              By:  /s/Robert G. Zack
                                   _________________________
                                   Robert G. Zack
                                   Executive Vice President and General
                        Counsel